Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 2 to Registration Statement No. 333-153698 on Form F-3 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”), of our report dated March 27, 2008 with respect to the consolidated balance sheets of Canadian Superior Energy Inc., as at December 31, 2007 and 2006 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for each of the years in the three year period ended December 31, 2007, incorporated herein by reference.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

MEYERS NORRIS PENNY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Calgary, Canada
November 26, 2008